Exhibit 99.1

PRESS RELEASE

Bioverativ to Acquire Clinical-Stage Rare Disease Biotechnology Company,

True North Therapeutics

-	Strengthens pipeline with lead candidate TNT009 in cold agglutinin disease, a rare and chronic autoimmune hemolytic anemia with no approved therapies

-	TNT009 granted breakthrough therapy designation by FDA; late-stage development planning underway

-	Advances Bioverativ’s vision of becoming the leading rare disease company focused on blood disorders

-	Conference call today at 8:30 a.m. ET

Waltham, Mass. – May 23, 2017 – Bioverativ Inc. (NASDAQ: BIVV), a global biotechnology company focused on the discovery, development and commercialization of innovative therapies for hemophilia and other rare blood disorders, today announced that it has entered into a definitive agreement to acquire South San Francisco-based True North Therapeutics, a privately-held, clinical-stage rare disease biotechnology company, for an upfront payment of $400 million plus assumed cash. True North investors are also eligible to receive additional payments of up to $425 million contingent on the achievement of future development, regulatory and sales milestones.

As part of the acquisition, Bioverativ will obtain worldwide rights to True North’s lead candidate, TNT009, a first-in-class monoclonal antibody in development to treat cold agglutinin disease (CAD). CAD is a rare and chronic hemolytic condition that often leads to severe anemia, requiring numerous transfusions, and can result in life-threatening thrombotic events. There are no approved therapies for CAD, which occurs in approximately 16 people per million globally, including an estimated 5,000 people in the United States.

In May 2017, the U.S. Food and Drug Administration (FDA) granted TNT009 breakthrough therapy designation for the treatment of hemolysis in patients with primary CAD, and plans for the full clinical development program, including a registrational program, are underway. Breakthrough therapy designation was created by the FDA to expedite the development and review of medicines that target serious or life-threatening conditions and have shown preliminary evidence of potential clinical benefit.

“One of our strategic priorities is to invest thoughtfully in business development with a focus on building our pipeline in areas where we believe we can make a real difference for patients,” said John Cox, Chief Executive Officer of Bioverativ. “This acquisition of True North is aligned with those goals and with our vision to become the leading rare disease company focused on blood disorders. It strengthens our pipeline with a potential first-in-class therapy to treat CAD, a rare blood disorder with a high unmet patient need.”

“People living with CAD currently have no approved treatment options and suffer with a significant disease burden including crippling fatigue, frequent transfusions and an increased risk of life-threatening thrombotic events such as pulmonary embolism and stroke,” Mr. Cox continued. “By combining True North’s industry-leading science in complement biology with Bioverativ’s expertise in hematology and robust clinical and commercial capabilities, we believe we can bring meaningful progress to CAD patients. In addition, this transaction is consistent with our capital allocation philosophy, and we expect it to create significant value for our shareholders over the long term."

“Today’s announcement and TNT009’s breakthrough therapy designation are testaments to the innovative science underpinning our lead candidate and the strength of the True North team. We are delighted to have progressed our pipeline to this stage,” said Nancy Stagliano, PhD, Chief Executive Officer of True North. “Bioverativ is well positioned to advance the development and commercialization of TNT009 on behalf of CAD patients who are greatly in need of safe and effective treatments.”

The FDA granted TNT009 breakthrough therapy designation based on data from a Phase 1b trial, which showed that TNT009 normalized hemoglobin levels in six of six study participants with primary CAD, increasing hemoglobin by an average of 4g/dL and resolving their anemia. All participants were transfusion free while on treatment. TNT009 was generally well tolerated. As of December 21, 2016, five of six participants (83.3%) with primary CAD experienced at least one adverse event; all were mild to moderate in severity and no adverse event was assessed as related to TNT009 by the investigator.

TNT009 is designed to selectively inhibit the classical complement pathway by targeting C1s and directly impacting the central mechanism of CAD. The only therapy in development that targets C1s, TNT009 has received orphan drug designation from the FDA and the European Medicines Agency. A number of other rare, complement-mediated diseases share the basic underlying pathological mechanism involving C1s that could potentially be addressed by TNT009.

True North’s second molecule, TNT020, is a discovery-stage, follow-on monoclonal antibody that targets activated C1s with the potential for less-frequent dosing and subcutaneous administration.

The acquisition will be financed through a combination of cash on hand and debt. It is subject to customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976 in the United States, and is expected to close in mid-2017.

Conference Call and Webcast

Bioverativ will hold a brief conference call and webcast today at 8:30 a.m. ET to discuss the transaction. The conference call can be accessed through the Investors section of Bioverativ’s homepage, investors.bioverativ.com, and an audio replay will subsequently be available on the website for at least one month.

About Cold Agglutinin Disease (CAD)

CAD is a debilitating autoimmune hemolytic anemia in which autoantibodies target red blood cells, leading to red blood cell destruction via complement activation initiated by the C1 complex, causing chronic anemia, severe fatigue and potentially fatal thrombotic events. CAD occurs in approximately 16 people per million, affecting an estimated 5,000 people in the United States. Typically, symptom onset begins around age 60. There are currently no approved therapies for CAD. Treatment is aimed at normalizing hemoglobin levels through blood transfusions, steroids or off-label immunotoxic therapy; however, current treatment options are often intensive, incomplete or nondurable, leaving patients dependent upon frequent transfusions, which can lead to chronic iron overload.

About TNT009

TNT009 is a first-in-class, humanized, monoclonal antibody that is designed to selectively inhibit the classical complement pathway by targeting C1s, a serine protease within the C1-complex in the complement pathway of the immune system. With a unique mechanism of action and high target specificity, TNT009 is designed to selectively inhibit disease processes in the classical complement pathway while maintaining activity of the alternative complement pathway and lectin complement pathway, which are important for immune surveillance and other functions.

About True North Therapeutics

True North Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class product candidates for complement-mediated diseases. The company’s lead product candidate, TNT009, is designed to selectively inhibit a target in the classical complement pathway. True North’s antibody drug development is focused on the treatment of certain rare diseases mediated by the complement system. True North Therapeutics is located in South San Francisco, California. For more information, please visit www.truenorthrx.com.

About Bioverativ

Bioverativ is a global biotechnology company dedicated to transforming the lives of people with hemophilia and other rare blood disorders through world-class research, development and commercialization of innovative therapies. Launched in 2017 following separation from Biogen Inc., Bioverativ builds upon a strong heritage of scientific innovation and is committed to actively working with the blood disorders community. The company’s mission is to create progress for patients where they need it most and its hemophilia therapies when launched represented the first major advancements in hemophilia treatment in more than two decades. For more information, visit www.bioverativ.com or follow @bioverativ on Twitter.

Safe Harbor

This press release contains forward-looking statements, including statements relating to: the completion of the transaction with True North and timing thereof; the expected benefits of the transaction, including the potential to bring meaningful progress to CAD patients and create shareholder value; and anticipated clinical trials and the timing thereof. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: risks that the transaction will be completed in a timely manner or at all; risks of failure to satisfy the conditions precedent to completion of the transaction, including the ability to secure regulatory approvals in a timely manner or at all; uncertainty of whether Bioverativ can achieve the expected benefits from the transaction and successfully integrate the operations of True North; risks of unexpected costs, liabilities or delays; integration difficulties, including the ability to retain key personnel; risks that Bioverativ will be able to obtain financing on satisfactory terms, if at all; risks relating to the protection of intellectual property; risks and uncertainties relating to product development, clinical trials, regulatory process and approvals, and commercialization that may impact or alter Bioverativ’s anticipated business plans, strategies and objectives; and other risks and uncertainties described in the Risk Factors section of Bioverativ's quarterly and annual filings with the Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

MEDIA CONTACT: Tracy Vineis +1 781 663 4350 media@bioverativ.com	INVESTOR CONTACT: Susan Altschuller +1 781 663 4360 IR@bioverativ.com